Exhibit 99.1

For Immediate Release	Contact: Investor Relations at
Janel Corporation
(718) 527-3800
IR@janelgroup.net

Janel CORPORATION REPORTS FISCAL THIRD quarter AND YEAR-TO-DATE 2015 RESULTS

LYNBROOK, NY – August 7, 2015 -- Janel Corporation (OTCQB: JANL), a full-service global provider of integrated transportation logistics, announced today the financial results for its third quarter ended June 30, 2015.

Advisory Note

All current and prior year share and per share amounts have been adjusted to reflect the one-for-fifty reverse stock split effected on April 21, 2015.

Third Quarter 2015 Results

For the three months ended June 30, 2015, Janel reported revenue of $16,650,954 an increase of $5,529,577 or 49.7% compared to the three months ended June 30, 2014.

For the three months ended June 30, 2015 the Company reported income from continuing operations before income taxes of $349,908 compared to the prior year reported loss from continuing operations before income taxes of ($70,662).

For the three months ended June 30, 2015 and after losses from discontinued operations the Company reported net income of $286,357 compared to the prior year reported net loss of $(99,984). Included in these results are losses associated with discontinued operations of $(45,778) and ($25,322) for the three months ended June 30, 2015 and 2014, respectively. Net income available to common shareholders (following preferred stock dividends) was $226,044 or $0.38 per fully diluted share for the three months ended June 30, 2015 compared to a net loss available to common shareholders of ($103,734) or ($0.18) per fully diluted share for the three months ended June 30, 2014.

Year-to-date 2015 Results

For the nine months ended June 30, 2015, Janel reported revenue of $47,182,227 an increase of $14,334,556 or 43.6% compared to the nine months ended June 30, 2014.

For the nine months ended June 30, 2015 the Company reported income from continuing operations before income taxes of $346,265 compared to the prior year reported loss from continuing operations before income taxes of ($343,764).

For the nine months ended June 30, 2015 and after losses from discontinued operations the Company reported net income of $192,363 compared to the prior year reported net loss of $(403,016). Included in these results are losses associated with discontinued operations of $(128,129) and ($50,252) for the nine months ended June 30, 2015 and 2014, respectively. Also included in the 2014 period results was a one-time non-cash charge of $237,492 for the issuance of stock options.  Net income available to common shareholders (following preferred stock dividends) was $11,423 or $0.02 per fully diluted share for the nine months ended June 30, 2015 compared to a net loss available to common shareholders of ($414,266) or ($0.73) per fully diluted share for the nine months ended June 30, 2014.

To be included in Janel’s database for Corporate Press Releases and industry updates, investors are invited to send their e-mail address to: IR@janelgroup.net.

About Janel Corporation

Janel Corporation is a global provider of integrated logistics; including domestic and international freight forwarding via multi-modal carriers, leading-edge, end-to-end, supply-chain technology, customs brokerage, warehousing and distribution, and other transportation-related services. With offices throughout the U.S. (New York, New Jersey, Chicago, Los Angeles, Atlanta and Philadelphia) and a network of independent international agents in approximately 52 countries, the Company provides the comprehensive logistics services and technology necessary to handle its customers' shipping needs throughout the world. Cargo can be transported via air, sea or land, and Janel's national network of locations can manage the shipment and/or receipt of cargo into or out of any location in the United States. Janel is registered as an Ocean Transportation Intermediary and licensed as a FMC Licensed Freight Forwarder by the Federal Maritime Commission.

Janel Corporation's headquarters is located in Lynbrook, New York and its common stock is listed on the OTCQB Bulletin Board under the symbol "JANL". Additional information on the Company is available on its website at http://www.janelgroup.net

Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "intend," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company's dependence upon conditions in the air, ocean and land-based freight forwarding industry, the size and resources of many competitors, the need for the Company to effectively integrate acquired businesses and to successfully deliver its primary services, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission, including its most recent Form 8-K, Form 10-Q and Form 10-K filings. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Investor Relations

Janel Corporation

(718) 527-3800

IR@janelgroup.net

  JANEL CORPORATION AND SUBSIDIARIES

  CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	June 30,		June 30,
	2015	2014	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

REVENUES	$16,650,954	$11,121,377	$47,182,227	$32,847,671
COST AND EXPENSES:
Forwarding expenses	13,861,741	9,602,678	39,203,833	28,251,611
Selling, general and administrative	2,241,934	1,546,492	7,020,382	4,842,334
Depreciation and amortization	80,434	4,239	238,135	11,828
TOTAL COSTS AND EXPENSES	16,184,109	11,153,409	46,462,350	33,105,773

OPERATING INCOME (LOSS)	466,845	(32,032)	719,877	(258,102)
OTHER ITEMS:
Interest expense, net of interest and dividend income	(116,937)	(38,630)	(373,612)	(85,662)
TOTAL OTHER ITEMS	(116,937)	(38,630)	(373,612)	(85,662)
INCOME (LOSS) FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	349,908	(70,662)	346,265	(343,764)
Income taxes	17,773	4,000	25,773	9,000
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$332,135	$(74,662)	$320,492	$(352,764)
Loss from discontinued operations	(45,778)	(25,322)	(128,129)	(50,252)
NET INCOME (LOSS)	$286,357	$(99,984)	$192,363	$(403,016)
Preferred stock dividends	60,313	3,750	180,940	11,250
NET INCOME (LOSS) AVAILABLE TO COMMON
STOCKHOLDERS	$226,044	$(103,734)	$11,423	$(414,266)

(Loss) per share from continuing operations:
Basic	$0.59	$(0.14)	$0.58	$(0.66)
Diluted	$0.56	$(0.13)	$0.54	$(0.62)
(Loss) per share from discontinued operations:
Basic	$(0.08)	$(0.05)	$(0.23)	$(0.09)
Diluted	$(0.08)	$(0.04)	$(0.22)	$(0.09)
Net (loss) per share available to common shareholders:
Basic	$0.40	$(0.19)	$0.02	$(0.77)
Diluted	$0.38	$(0.18)	$0.02	$(0.73)

Basic weighted average number of shares outstanding	556,919	554,204	556,779	537,298
Fully diluted weighted average number of shares outstanding	592,624	586,909	589,484	570,003

   See notes to these consolidated financial statements included in the Company's Form 10-Q

  JANEL CORPORATION AND SUBSIDIARIES

  CONSOLIDATED BALANCE SHEETS

	June 30, 2015	September 30, 2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$323,580	$664,620
Accounts receivable, net of allowance for doubtful accounts of $168,629 at June 30, 2015 and $157,999 at September 30, 2014	9,870,703	8,563,522
Prepaid expenses and sundry current assets	162,060	221,398
TOTAL CURRENT ASSETS	10,356,343	9,449,540
PROPERTY AND EQUIPMENT, NET	73,468	16,650
OTHER ASSETS:
Intangible assets, net	6,926,795	7,171,625
Security deposits	99,658	76,720
TOTAL OTHER ASSETS	7,026,453	7,248,345
TOTAL ASSETS	$17,456,264	$16,714,535
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Note payable - bank	$2,950,306	$4,003,385
Accounts payable - trade	9,417,308	8,037,086
Accrued expenses and other current liabilities	597,179	314,889
Current portion of long-term debt - related party, net of imputed interest of $11,405 and $32,932, respectively	488,595	467,068
TOTAL CURRENT LIABILITIES	13,453,388	12,822,428
LONG-TERM DEBT - related party, net of imputed interest of imputed interest of $94,783 and $134,596, respectively	905,217	865,404
DEFERRED COMPENSATION	78,568	78,568
TOTAL OTHER LIABILITIES	983,785	943,972
STOCKHOLDERS' EQUITY (DEFICIENCY):
Preferred Stock, $0.001 par value; 100,000 shares authorized:
Series A; 20,000 shares authorized; 20,000 and 20,000 shares issued and outstanding, respectively	20	20
Series B; 5,700 shares authorized; 1,271 and 1,271 shares issued and outstanding, respectively	2	2
Series C; 7,000 shares authorized; 5,500 shares issued and 5,500 shares issued and outstanding, respectively	6	6
Common Stock, $0.001 par value; 4,500,000 shares authorized; 559,926 and 554,211 shares issued and outstanding, respectively	560	554
Paid-in Capital	8,367,488	8,307,961
Accumulated deficit	(5,348,985)	(5,360,408)
STOCKHOLDERS' EQUITY	3,019,091	2,948,135
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$17,456,264	$16,714,535

                                 See notes to these consolidated financial statements included in the Company's Form 10-Q